Exhibit 10.1

[***] = Certain information that has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

ARQ, INC.
EMPLOYMENT AGREEMENT
THIS AGREEMENT made and entered effective August 25, 2026 by and between Arq, Inc., a Delaware corporation, whose principal offices are located at 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111 (the “Company”), and Peter Owino (“Executive”) whose address is [***].
RECITALS:
WHEREAS, the Company has made Executive an offer of employment; and
WHEREAS, Executive desires to accept the offer;
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms and conditions of the employment.
NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Definitions. Capitalized terms are used herein with the meanings as specified in Section 5 and elsewhere in this Employment Agreement.
2.Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein, such employment to commence on or about September 1, 2026 (the “Start Date”). Executive’s employment with the Company is for an indefinite term, subject to termination as provided for in Section 7.
3.Position, Duties and Authority. During the term of this Agreement, Executive shall be employed as Chief Accounting Officer and shall report to the Executive Vice President and Chief Financial Officer of the Company. This is a full-time, exempt, salaried position. The position is fully remote; however, occasional business travel to Company locations and other locations, as reasonably required in connection with the Employee’s duties, will be required.
In reliance upon the promises made by Executive in this Agreement, the Company will provide Executive with access to Confidential Subject Matter (including trade secrets) related to Executive’s position and/or the opportunity to develop relationships with the Company’s employees, agents, and customers for the purpose of developing goodwill for the Company. Executive agrees that Executive’s receipt of the foregoing would give Executive an unfair competitive advantage if Executive’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement. Further, Executive stipulates that the non-solicit restrictions in Section 6 are reasonable and necessary.

4.Compensation and Benefits. In consideration of Executive’s agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:
(a)Benefits. Executive shall be entitled to the standard benefits and perquisites (with the exception of vacation, noted below) from time to time available to full-time employees of the Company as outlined in the Employee Handbook effective as of the Start Date, or as soon as otherwise permitted under the terms of the relevant policy or program.
(b)Base Salary. The Company shall pay Executive on the Company’s normal payroll schedule, as in effect from time to time, at a rate that equates to an annual salary of $350,000 (as it may be increased from time to time, the “Base Salary”).
(c)Short Term Incentive Compensation. Executive will be eligible for a bonus under the Company’s Short-Term Incentive Plan (STIP), effective as of the 2027 Plan Year, Executive’s bonus target will be 55% of Executive’s Base Salary. Executive must be actively employed in the Chief Accounting Officer position in order to be eligible for the bonus. In addition to the requirements set forth in the in the STIP, the bonus shall be subject to the Executive’s performance, Company performance and final approval by the Board following the end of the applicable fiscal year.
(d)Term Incentive Compensation. Beginning in 2026, Executive shall be eligible to receive long-term incentive compensation under the Company’s Long-Term Incentive Plan (the “LTIP”) as in effect from year to year, with a target award each year equal to 75% of Executive’s Base Salary for the year, subject to the terms and conditions of the applicable award agreements as determined by the Board or the Compensation Committee of the Board.
(e)Inducement Equity. As a material inducement to entering into this Agreement, effective on the Start Date the Executive shall receive 100,000 RSAs, vesting in equal installments on each of the first three anniversaries of the Start Date, conditioned on continued service through the applicable vesting dates and otherwise subject to the terms and conditions set forth in the form of RSA agreement applicable to RSAs granted under the Company’s LTIP.
(f)Vacation. Executive shall be entitled to Discretionary Paid Time Off (otherwise known as Unlimited Paid Time Off) as defined in the Company’s Employment Handbook).
5.Definitions.
(a)“Affiliate” shall mean any entity directly or indirectly controlled by, under common control with or otherwise a joint venture partner of or joint venture entity of the Company.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means with respect to the Executive (i) the failure by Executive to substantially perform the essential functions of Executive’s duties or obligations in a satisfactory manner (other than due to death or Disability) or material breach of any written agreement with the Company or an Affiliate; (ii) dishonesty, willful misconduct, or material breach of the Company’s Code of Conduct, including the Insider Trading Policy Appendix, or knowing violation of any federal or state securities or tax laws, or any misconduct that is, or is reasonably likely to be, materially injurious to the Company or an Affiliate, monetarily or otherwise; (iii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person; (iv) a breach of any fiduciary duty that has had or is reasonably likely to have a material detrimental effect on the Company or an Affiliate; (v) a material breach by Executive of any material agreement between Executive and the Company or any of its affiliates; or (iv) Executive’s material violation of any material written policy or code of conduct of the Company. If Company believes non-performance or material breach as specified in clause (i), above, has occurred, Company shall deliver a written demand for substantial performance to the Executive that identifies the manner in which the Company believes the Executive has breached the written agreement or not substantially performed her duties and provide Executive with a period of ten (10) business days from receipt of such notice to cure the stated non-conforming performance. After such 10-day period the Board shall make a written finding that the Executive has either cured the nonconforming performance or, in the good faith opinion of the majority of the Board (excluding the Executive, if applicable) the Executive has not cured the non-conforming performance and the Executive’s employment should be terminated. The Executive’s employment shall not be deemed to have been terminated for Cause unless: (A) notice and an opportunity to cure as set forth above has been provided; and (B) an opportunity shall have been provided for the Executive to be heard before the Board.
(d)“Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:
i.the direct or indirect acquisition by any person, entity, related group of persons or entities (“Person”) (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a Person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders;
ii.a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of each such appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
iii.a change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change in Control, to the extent required to avoid accelerated or additional taxation under such section, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A(a)(2)(A)(v).
(e)“Disability” or “Disabled” means Executive has met one or more of the following criteria (a) is eligible for permanent disability benefits under the Company’s disability insurance benefits program in effect immediately prior to any Change in Control; (b) has been determined by a third party (such as the Social Security Administration) as unable to substantially perform the essential functions of the job with or without reasonable accommodation by reason of any medically determinable physical or mental impairment; (c) has been determined to be disabled in accordance with a disability insurance program that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4); or (d) Executive and the Board have mutually agreed in writing that Executive is permanently disabled and cannot substantially perform the essential functions of the job with or without reasonable accommodation and the Board has sent the Executive written notice that the Board deems the Executive to have met the criteria for being disabled.
(f)“Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (i) any reduction of Executive’s Base Salary or target annual bonus, (ii) a material breach by the Company or any affiliate of the Company of its obligations under this Agreement or any other material agreement with Executive, (iii) a material diminution of

Executive’s title, authority or responsibilities as Chief Accounting Officer or Executive’s failing to report directly to the CFO or Executive Vice President, (iv) relocation requirement that is not consented to by Executive; provided, however, that in order for any such event or occurrence to constitute “Good Reason” hereunder (1) Executive must provide the CEO and Board with reasonably detailed written notice of such event or occurrence within 30 days of the initial occurrence thereof, (2) the Company shall have 15 days following receipt of such notice to cure the same, and (3) if uncured following such 15-day period, such conduct or circumstances shall constitute “Good Reason” for purposes hereof.
(g)“Invention” shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.
(h)“Total Compensation” means, in the aggregate and as applicable, the Executive’s short and long term cash compensation (including Base Salary, bonuses or other cash incentives), short and long term equity compensation such as awarded options, restricted stock and/or performance stock units, any other awards or payments authorized by the Compensation Committee of the Board, and benefits provided as part of employee or Executive Compensation Plans in effect immediately prior to Executive’s Notice Date.
6.Non-Disclosure of Confidential Information.
(a)Company Business. The Company provides (i) solutions to customers in coal-fired power generation, municipal water and other industries through the proprietary emissions control and water purification technologies; (ii) products for industries, including coal-fired power generators, other industries, and municipal and industrial water to meet applicable regulations, and (iii) carbon products and feedstocks from coal waste for water treatment, durable materials, and energy transition (the “Company’s Business”).
(b)Confidential Information. Executive understands that, during the course of their employment relationship with the Company, Executive will have access to certain valuable information relating to the business and operations of the Company that is non-public, confidential, proprietary, and/or trade secret in nature and would be particularly valuable to the Company’s competitors, and that the Company desires and makes efforts to safeguard the confidentiality of all such information.
(i)For purposes of this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company that is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company, whether produced by the Company or any of its consultants, agents or independent contractors or by Executive, and whether or not marked confidential.
(ii)This information includes without limitation, information relating to Company’s salary information, benefit information, any special employment arrangements, personnel issues, employment matters, financial matters, cash positions, any plans that the owner and/or other members of management may have concerning the operations of the Company in general or any specific department.
(iii)Any and all information regarding products and services, business plans, manuals, works of authorship, service techniques, processes, research and development methods or techniques, operating procedures, trade secrets, purchasing methods or practices, employment or personnel data, marketing strategies or techniques, financial information, employee lists, customer lists, drawings, building plans, architectural plans, information exchanges in discussion and negotiations with third parties, inventions, formulas, developments, licenses, pricing strategy, computer programs, vendor lists, and internal notes and memoranda relating to clauses 6(b)(i)-(iv).
(iv)This applies to all matters discussed in monthly management meetings, annual review meetings, personnel meetings, and any other meetings where confidential or sensitive information is discussed.
(v)However, the term “Confidential Information” shall exclude: (i) any information, knowledge or data which is publicly available from widely circulated information (unless such information has become publicly available due to Executive’s breach of her obligations under this Agreement) or was acquired prior to employment with the Company; and (ii) information, knowledge or data provided to Executive by a third person who, by the provision of such information, knowledge or data, is not violating her own duty of confidentiality to the Company.
(c)Non-Disclosure of Confidential Information. Executive agrees that, during and after the termination of Executive's employment relationship with the Company, Executive will not communicate, divulge, or make available to any person or entity (other than the Company, its customers, or other entities or persons expressly authorized by the Company to receive such information) any of the aforementioned Confidential Information except upon the prior written authorization of the Company or as may be required by law or legal process. Executive further agrees that upon the termination of Executive's employment relationship, Executive will deliver promptly to the Company any such information in Executive's possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto (whether in electronic or hard copy format). If the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any such information, Executive shall provide the Company with prompt prior written notice of such required disclosure and a reasonable opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such information through the appropriate proceedings. Executive also acknowledges and agrees that she is not authorized to access any Company information for any purpose other than furthering the business interests of the Company and Confidential Information shall not be forwarded to personal email addresses or third parties or transmitted by external devices (thumb drives, external hard drives, etc.), web based file share accounts (Google Drive, Dropbox, OneDrive, etc.), or any other digital means without the express written consent of the Company.
(d)Defend Trade Secrets Act of 2016.

(i)Executive may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.
(ii)Notwithstanding anything else contained herein, nothing in this Agreement in any way prohibits or is intended to restrict or impede the rights and protections afforded to such Contractor under the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent that any such actions by Insights are prohibited by Dodd-Frank, the Sarbanes-Oxley Act of 2002, or other federal or state legislation affording comparable whistleblower protections to the Contractor, or pursuant to any rules or regulations issued pursuant to such laws by the applicable federal or state agency charged with administering or enforcing such laws.
(e)Inventions and Company Works.
(i)With respect to this Section, “Company Works” shall only include any and all inventions, discoveries, innovations, improvements, software, designs, mask works, works of authorship or other creations of any kind (“collectively “Creations”) conceived, identified, discovered or created by Executive 1) during the term of employment, either alone or in collaboration with any other person(s) inside or outside the Company, 2) with Company resources and 3) that is related to Company business. Company Works shall further include, without limitation: (1) all intangible and intellectual property rights embodied therein; (2) all rights of privacy, performance rights, rights of publicity, rights of attribution and integrity, and other moral rights embodied therein or associated therewith; (3) all rights of priority thereto; and (4) all rights to apply for statutory protection thereof and to sue for relief of infringement thereof.
(ii)Executive agrees that sole and exclusive ownership in Company Works shall vest automatically in Company from the moment of conception, identification, discovery or creation thereof.
(iii)Executive agrees that all copyrightable works included in Company Works shall be deemed to be “Works made for hire.”
(iv)Executive shall immediately disclose to Company all Company Works upon first conception, identification, discovery or creation thereof.
(v)Executive shall not henceforth challenge, oppose or otherwise contest the validity or good standing of any item of Company Works, and, in the case of patents or patent applications included in Company Works, will not (1) oppose or seek re-examination of such patents or patent applications, or (2) file prior art against such patents or patent applications under the provisions Chapters 30 and 31 of Title 35, United States Code, or under analogous laws in other jurisdictions.
(vi)Executive represents and warrants to Company that there are no Company Works that have been conceived, identified, discovered or created by Executive prior to the Effective Date of this Agreement.
(f)Non-Solicitation of Customers, Clients and Employees.
(i)Executive shall not, for a period of one (1) year from Executive’s termination date (“Non-Solicit Term”), service, solicit, or cause to be serviced or solicited, for Executive's own benefit or for the benefit of any entity or person other than the Company engaged in the Company’s Business or any other business competitive with the Company’s Business, any customer or client of the Company that Executive knew to be a customer or client of the Company at the time of his/her termination. This restriction is limited to customers or clients within the Territory listed in Appendix A, where the Company conducts business. Executive also shall not request or attempt to induce any customer or client within the Territory listed in Appendix A, which he/she knows to be a current customer or client of the Company, to cease doing business with the Company or to do business with any entity or person other than the Company engaged in the Company’s Business or any other business competitive with the Company’s Business during the Non-Solicit Term.
(ii)Executive shall not, within the Non-Solicit Term, recruit, hire, or cause to be recruited or hired, for Executive's own benefit or for the benefit of any entity or person other than the Company, any employee of the Company. Executive also shall not request or attempt to induce any employees of the Company to cease employment with the Company or to become employed by any entity or person other than the Company.
(iii)Executive recognizes that the restrictions contained in this Section are necessary to protect the Company’s legitimate business interest in the protection of its confidential information, to which Executive has been or will be provided access, and to protect the Company’s goodwill and commercial relationships with its customers and employees. To the extent any court of competent jurisdiction finds any of the restrictions of this Section 6 overly broad or unenforceable, the Company and Executive authorize the Court to reform the restrictions such that they are enforceable to the maximum extent allowed by applicable law.
(g)
7.Termination of Employment.
(a)At-Will Employment; Notice of Termination. As an “at-will” employee, either Executive or the Company may terminate Executive’s employment for any reason by giving the other party written notice of such termination (the date of such notice, the “Notice Date”) as set forth in Section 8(e). Termination shall be effective as follows (the “Termination Date”):

(i)immediately upon notice if Company terminates the Executive for Cause (after following the notice procedures set forth in the definition of Cause above),
(ii)on the date specified below for termination due to death or the Executive becoming Disabled, or
(iii)45 days after the Notice Date for any other termination. However, if Executive resigns other than for Good Reason, the Company may make the Termination Date any day within 45 days after the Notice Date by notifying Executive in writing.
(b)Notice Period. The period commencing on the Notice Date and ending on the Termination Date (the “Notice Period”). During the Notice Period, the Company shall be entitled to allocate other duties and responsibilities to the Executive but is not obliged to assign any duties to, or provide any work for, the Executive. Company shall be entitled to exclude the Executive from any premises of the Company and/or to require Executive not to communicate with clients, suppliers, employees, agents or representatives of the Company or any affiliate, provided that the Company shall continue to pay the Executive’s Total Compensation on the dates and at the rate payable immediately prior to the Notice Date. During any Notice Period, unless the Board consents in writing, the Executive may not perform any work, whether paid or unpaid, for any other Person other than the Company or, at the Company’s request, one of its affiliates.
(c)Resignation of All Other Positions. If the Executive's employment is terminated for any reason, effective on the Termination Date the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any affiliate.
(d)Payments to Executive Following Termination of Employment.
(i)Accrued Compensation. In the event Executive’s employment terminates for any reason, the Company shall pay to Executive, or if applicable, Executive’s estate or designated beneficiaries, all Total Compensation (including vested benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or applicable state (the “Accrued Compensation”) at a time and in a manner that is compliant with applicable state law.
(ii)Termination for Cause or Without Good Reason. If the Company terminates the Executive for Cause at any time during the Executive’s employment with the Company, or the Executive terminates employment other than for Good Reason during the Executive’s employment with the Company when there has not been a Change in Control within the preceding twelve (12) months, the terminating party shall provide written notice of termination to the other party as specified above, and if the termination is by the Company for Cause, the notice shall set forth the facts verifying that Cause exists and Company has met the requirements of Section 5(c) above in order to terminate the Executive for Cause.
(iii)Termination without Cause or for Good Reason (Without a Change in Control). If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason during the Executive’s employment with the Company, but there has not been a Change in Control within the preceding twelve (12) months, the following provisions shall apply:
(1)The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.
(2)Subject to Section 7(e), the Company shall pay the following amounts to the Executive without offset for any cash compensation paid to Executive from any other employment allowed under this Agreement:
a.Twelve (12) months Base Salary payable on the established payroll dates (bi-weekly) following the Termination Date.
b.Any short-term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year will be paid in a lump sum when such payment is paid to other employees or Executives under the applicable short term incentive program.
c.All of Executive’s unvested restricted stock awards shall vest as of the Release Effective Date.
d.The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date and following the Release Effective Date
e.A lump-sum payment equal to twelve (12) months of COBRA premiums at Executive’s benefit election level immediately prior to the Termination Date.
(iv)Termination without Cause or for Good Reason (With a Change in Control). If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason during the Executive’s employment with the Company, in each case within twelve (12) months after a Change in Control, the following provisions shall apply:
(1)The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.

(2)Subject to Section 7(e), the Company shall pay the following amounts to the Executive without offset for any cash compensation paid to Executive from any other employment allowed under this Agreement:
a.Twelve (12) months Base Salary payable on the established payroll dates (bi-weekly) following the Termination Date.
b.Any short-term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year will be paid in a lump sum when such payment is paid to other employees or Executives under the applicable short term incentive program.
c.All of Executive’s unvested restricted stock awards shall vest as of Release Effective Date.
d.The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date and following the Release Effective Date.
e.A lump-sum payment equal to twelve (12) months of COBRA premiums at Executive’s benefit election level immediately prior to the Termination Date.
(v)Termination Due to Being Disabled. If the Executive becomes Disabled, the Executive’s employment shall be terminated as of the date of the Board’s written notice to the Executive that the Board deems the Executive to be disabled in accordance with the criteria, or as otherwise agreed by Executive and the Company (the “Termination Date”), and the following provisions shall apply, subject to Section 7(e):
(1)Any short-term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year shall be paid on a pro-rata basis as follows:
a.If the Termination Date is within the first six months of the calendar year, the Executive shall be paid fifty percent (50%) of the target amount.
b.If the Termination Date is within the last six months of the calendar year, the Executive shall be paid one hundred percent (100%) of the target amount.

c.The applicable amount will be paid to the Executive in a lump sum when payment is paid to other employees or Executives under the applicable short term incentive program.
(2)All of Executive’s unvested restricted stock awards shall vest as of the Release Effective Date.
(3)The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date and following the Release Effective Date.
(vi)Termination Due to Death. In the event the Executive dies while actively employed by the Company, the date of death shall be considered to be the “Termination Date” and the following provisions shall apply, subject to Section 7(e):
(1)Any short-term incentive or cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year shall be paid as follows:
a.If the Termination Date is within the first six months of the calendar year, the Executive shall be paid fifty percent (50%) of the target amount.
b.If the Termination Date is within the last six months of the calendar year, the Executive shall be paid one hundred percent (100%) of the target amount.
c.The applicable amount will be paid in a lump sum when payment is paid to other employees or Executives under the applicable short term incentive program.
(2)All of Executive’s unvested restricted stock awards shall vest as of the Release Effective Date.
(3)The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date and following the Release Effective Date.
(4)If any payments are owed or payable to the Executive by the Company pursuant to any provision of this Section 7 at the time of the Executive’s death,

such payments shall continue to be due and payable. After the Executive’s death, the Company shall pay any remaining amounts on the schedule specified in this Agreement to the Executive’s estate or executor or as otherwise instructed by a court of law.
(e)Release Condition. The Executive agrees that Executive’s receipt of the compensation and benefits set forth in Section 7 other than the Accrued Compensation (the “Severance Benefits”) shall be in lieu of all other claims that the Executive may make by reason of termination of Executive’s employment and that, as a condition to receiving the Severance Benefits, Executive, her estate or heirs will execute a general release of claims in a form satisfactory to the Company in its sole discretion (the “Release”). The Executive and the Company agree that the intent of such release is to ensure a final, complete, and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof. Within five business days of the Termination Date, the Company shall deliver to the Executive the form of release for the Executive to execute. The Executive will not be eligible for nor entitled to the Severance Benefits unless the Executive executes and delivers to the Company the release within 21 days of delivery of the release by the Company to the Executive and such release subsequently becomes irrevocable by virtue of the expiration of any revocation period (such time being the “Release Effective Date”). The Company shall have no obligation to provide Severance Benefits prior to the Release Effective Date (and if the maximum period for execution and revocation of the Release spans two calendar years, payments of the Severance Benefits shall be made or begin in the later taxable year).
(f)Continuing Obligations. Executive’s obligations under Section 6 of this Agreement will continue after any termination of Executive’s employment with the Company.
(g)Submission of Materials. Upon any termination of Executive’s employment with Company, Executive will submit to the Company all materials within Executive’s possession that constitute or include Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party.
(h)Exit Interview. Upon termination of Executive’s employment with the Company, Executive will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Executive hereunder.
8.Miscellaneous.
(a)Binding-Effect/ Assignability. This Agreement is not assignable by Executive and will be binding upon Executive’s heirs, executors, administrators and other legal representatives. This Agreement shall automatically inure to the benefit of the Company and any parent, subsidiaries or affiliates to which Executive provides services or about which Executive acquires Confidential Subject Matter, and their successor(s) and assigns, and may be enforced by any one or more of same who have a legitimate business interest that would be protected by enforcement of this Agreement. Executive consents to the assignment of this Agreement by the Company at its discretion, including, without limitation, as part of a sale, merger, or other transaction including without limitation an asset sale or assignment, stock sale, merger, consolidation or other corporate reorganization.
(b)Severability. If any term or provision of this Agreement is held to be invalid or unenforceable in any respect, the parties agree that they intend for any court so construing this Agreement to reform, modify, or limit such provision temporally, spatially, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement shall not be affected thereby and each such remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
(c)Waiver. Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.
(d)Modification. This Agreement may only be modified by the mutual written agreement of Executive and Company.
(e)Notices. Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):
(i)If to the Company:
Arq, Inc.
Attention: Human Resources
8051 E. Maplewood, Suite 210
Greenwood Village, CO 80111
(ii)If to Executive:
Peter Owino
[***]
(f)Notice to Employer(s). Executive will provide any prospective employer Executive is considering an offer from with notice of this Agreement at least ten days before accepting such offer. The Company may elect to provide another party notice of this Agreement and an opinion about its applicability.
(g)Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement shall be brought in Colorado (if in state court,18th Judicial District Court for the County of Arapahoe; if in federal court, the U.S. District for the District of Colorado) and the parties' performance of the terms and conditions of this Agreement shall be governed by the laws of the State of Colorado.

(h)At-Will Employment. Employment with the Company is at will, meaning that both the Company and the Executive have the right to terminate the work relationship at any time, without advance notice, and for any reason.
(i)Entire Agreement. This Agreement together with the exhibits hereto constitute the entire agreement between the parties and their affiliates with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, including but not limited to the Original Agreement, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.
(j)Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A to the extent necessary to comply with Section 409A. Further, if any payments are subject to Section 409A and conditioned on Executive’s execution and non-revocation of a Release, and the time period for review and effectiveness under applicable law begins in one taxable year and ends in another taxable year, such payments shall not be made until the beginning of the second taxable year. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

9.Effective Date. The effective date of this Agreement shall be the Start Date.
10.Clawback. Notwithstanding any other provisions in this Agreement, any Incentive-Based Compensation, as such term is defined in the Clawback Policy (as defined below) that is paid to Executive or that Executive may receive from the Company shall be subject to recovery or clawback by the Company under any reasonable, market-consistent clawback policy adopted by the Company from time to time (the “Clawback Policy”), provided such Clawback Policy is applicable to all executive officers of the Company, and provided further that, unless otherwise agreed to between the Executive and the Company or required by applicable law or stock exchange listing standards, such Clawback Policy shall not be applicable to Executive except to the extent a recovery or clawback of Incentive-Based Compensation is required under the Clawback Policy because the Company is required under GAAP, applicable securities laws, or applicable stock exchange listing standards to restate its financial statements with respect to fiscal periods ending after the Start Date due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the then current period or left uncorrected in the current period). Executive expressly acknowledges and agrees that in connection with the enforcement of such clawback policy, the Company shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash, equity or equity-based compensation owed or due to Executive and Executive agrees to repay to the Company any incentive compensation previously paid to Executive that is subject to such policy, in each case, to the maximum extent permitted under applicable law. No recovery of compensation under a clawback policy will be an event giving rise to a right to resign for Good Reason or “Constructive Termination” (or similar term) under any agreement with the Company.
IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ARQ, INC.		EXECUTIVE

By:	/s/ Robert Rasmus	/s/ Peter Owino
PETER OWINO
Its:	CEO